Second Quarter 2014 Earnings Release Conference Call
July 24, 2014

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including several of our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights as usual. Kevin will follow with a more detailed financial report and then I will come back and provide some more detail before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. When it comes to the question and answer period, I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate. In addition, given that other companies are reporting their earnings today, we will try to keep this call to about one hour.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include various risks and uncertainties as explained in further detail in our 10-K and 10-Q public filings.

Let me begin with page 3. Second quarter results for 2014 delivered earnings per share (EPS) of $0.76 from continuing operations. This represents a $0.59 per share increase compared to the prior year reported EPS of $0.17 and a $0.12 increase compared to prior year adjusted EPS. Performance in the quarter was mixed, both from a geographic and product perspective. We continue to believe that an overall economic recovery is underway as well as a recovery for our lifting and material handling products. However, end markets remain somewhat difficult to predict and somewhat uncertain depending on where you look around the globe.

Overall growth was an encouraging 10%+ compared with the prior-year period. Growth came primarily from our Aerial Work Platforms (AWP) and Material Handling & Port Solutions (MHPS) segments which grew at 18% and 17%, respectively, in the quarter versus the prior-year period. Construction and MHPS performance was generally in line with our expectations and our Cranes business, while down slightly compared with a year ago, had a positive order intake and continues to improve, supporting our expectation for a stronger second half 2014 performance. Our Materials Processing (MP) business was up slightly over the prior-year quarter, but a little below our expectations from a revenue perspective.

Free cash flow for the quarter was moderately negative at $19 million - in line with our expectations. We are reaffirming our 2014 guidance of $2.50 to $2.80 per share with free cash flow of $200 to $250 million. We are making some minor modifications to our outlook that I'll cover later in the call. Let me now turn it over to Kevin Bradley to discuss the specific numbers for the quarter and half-year period.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning everyone. Let’s turn to slide 4 which provides a year-over-year comparison of the second quarter both as reported and as adjusted. Although there were no adjustments in Q2 2014, details of 2013 adjustments can be found in the appendix.

Net sales for the quarter of $2.1 billion increased from the prior year by 10.4% or approximately $193 million. Changes in foreign exchange rates accounted for approximately three percentage points of the increase. Our AWP business posted 18% growth and MHPS was up 17%. Construction was flat compared to the prior year and MP, although up 4%, fell slightly short of our expectations. Our Cranes business, although down 3% compared to the prior year, showed strong sequential growth up 28% over Q1. We are starting to see the benefit of the stronger order pattern reported over the last three quarters in this segment.

Gross margin as adjusted decreased 50 basis points to 20.6% from the prior year driven by product mix, primarily in our AWP and Cranes businesses, and start-up manufacturing costs related to our Oklahoma City facility. SG&A expense as a percentage of sales decreased from 13.1% as adjusted in 2013 to 12.8% for the quarter. Income from operations increased $12.5 million compared to the prior-year period as adjusted. As a percentage of sales, operating margins decreased slightly to 7.8% for the quarter.

Net interest and other expense increased slightly over the prior year driven largely by a higher average outstanding balance on our revolving credit facilities. The effective tax rate was approximately 31.2% in Q2 2014 compared to 38%, as adjusted, in Q2 2013. This improvement was mainly due to the reduced impact of losses not benefited compared to the second quarter of 2013.

For the quarter, earnings per share were $0.76 compared to as adjusted earnings of $0.64 in 2013. Our as reported EPS for Q2 2013 was $0.17. Net working capital as a percentage of annualized sales was 24.5%, an increase from the 22.9% reported in Q2 2013. The increase was driven primarily by increases in accounts receivables, reflecting the higher sales in the quarter as well as an increase in inventory levels anticipating second half growth particularly in the AWP and MHPS segments. Return on invested capital increased to 10.6% from 5.3% in the prior-year period.

Turning to page 5, we show our year to date results compared to 2013. Sales growth for the period was 5.5%, again led by a strong AWP business (up 17%) and growth in the MHPS business (up 13%). Construction and Cranes were down 4% and 10%, respectively, while Materials Processing was flat for the first six months. Gross margins during the period were in line with prior year as adjusted results. Volume benefits in AWP and MHPS were offset by negative product mix (in AWP and Cranes), and lower factory utilization in our Cranes segment affecting Q1. Operating margins remained unchanged for the first six months. Net interest and other expense increased slightly over the prior year. Our effective tax rate was approximately 30% compared to 39.2% as adjusted in 2013. The decrease was mainly due to the reduced impact of losses not benefited. Earnings per share for the period were up $0.17, or roughly 20%, versus the same period in 2013 on an as adjusted basis.

Page 6 provides a bridge breaking down the $148 million increase in liquidity for the quarter. Free Cash Flow (which we define as cash from operations less capital expenditures) was a use of $19 million and in line with our expectations. During the quarter, we completed the divestiture of our off-highway truck business for $160 million. The majority of the proceeds was utilized to reduce our outstanding revolver balance in June. We continued our stock repurchase and dividend programs for a combined use of $37 million during the quarter. Lastly, the “Other” category mainly reflects the reduction in the amount of letters of credit outstanding under the Company’s revolving credit facilities. With that, let me turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Kevin. Let’s turn to page 7 of the presentation - the net sales bridge for the quarter. Revenue overall was up primarily from AWP and MHPS, as previously noted. Our Cranes segment revenue was down about 3% versus a year ago, but experienced a 28% sequential improvement over the weak first quarter performance. Regarding AWP, it is interesting to note that this represents an all-time record quarter for net sales.

On page 8, we review the revenue performance for the Company overall by geography. In general, and this is a common theme, the traditional or developed markets of Europe and North America grew while the balance of the world saw some softness. North America represented 44% of our business while Europe was 29% and the rest of the world was 27%. While I’m on this slide, I’m going to discuss some more details on each segment relative to our geographic performance, however, for competitive reasons that data is not included on the slide.

For AWP, the second quarter performance was led by North America where net sales rose more than 25% versus the prior-year period. Europe also grew more than 15%. However, on a year-to-date basis, European growth is outpacing North American growth reflecting the improving trends in Europe. Offsetting this is a challenging environment in Latin America which declined over 30% in the quarter. Although the business is still quite small we are encouraged by the progress we are making in China. Orders and backlog are solid for this segment. Customers are performing well for AWP, and we expect continued strength, particularly in North America and Europe.

Turning to the geographical performance of Construction, North America was basically flat versus a year ago, but Europe grew over 15%. Europe represents over 40% of this segment’s business. Our North American concrete business is strong, but we are experiencing some weakness in our compact construction business in North America. Overall, orders and backlog are about as expected.

Cranes performance continued to be strong in Europe. In fact, Europe represented all of our growth. Revenue is up well over 50% compared with the prior-year period for the second consecutive quarter. Conversely, North America was down over 15% for the second consecutive quarter and Australia continued to decline. Overall, bookings were about in line with backlog, so for three consecutive quarters we have had a positive book-to-bill ratio for this segment. First half orders were about 12% above last year supporting our expectation for a stronger second half.

MHPS performance was mixed with basically flat net sales from the Material Handling business and about 50% growth from the Port business. We are encouraged by the stabilization of the Material Handling business compared with the prior year period and deliveries related to our large port equipment projects continue, particularly in Europe. The backlog remains flat on a year over year basis and is about as expected.

MP net sales were positive in North America and Europe, growing double digits in both regions, but somewhat offset by a meaningful decline in Australia and Latin America. So, overall, for Terex developed markets are strengthening while developing markets remain challenging. We do expect that developing markets will improve, if not this year, then in 2015.

On page 9, operating profit improved in the quarter, up $13 million compared with year-ago adjusted levels. Our AWP business continued to deliver good margins at 15.8%. While volume was strong, the mix of business, planned investments in new product development and manufacturing footprint have continued to put modest pressure on incremental margins in the short term. Construction improved in the quarter to report a profit of $4 million. The decrease in operating profit for the Cranes segment is primarily volume related, with a modest decrease versus the prior-year period. MHPS performance improved as a result of higher sales volume and the 2013 restructuring actions. We continue to expect MHPS to be profitable during the remaining quarters of the year and, similar to last year, the operating margin should improve meaningfully in the back half of the year. MP’s performance was roughly in-line with the prior year.

Now turning to page 10 and our 2014 outlook, given that we are at the mid-point of the year, we thought it would be helpful to update our current view on guidance. As you see, we have lowered the upper end of our sales range as a result of a more tepid recovery in many markets. This lower sales level has a modest impact on margins, with our range lowered 25 basis points on both the high and low end. Essentially, lower volume will somewhat, but not completely, be offset by the effects of cost reduction activities and a better product mix. Other small changes we expect include $5 million less in interest and other expense, as well as adjusting the tax rate down to 30% - 33% from the prior 33% - 35% range. Other considerations, such as a slightly lower share count of 116 million, led us to reiterate our range for EPS of $2.50 - $2.80.

On page 11, we provide some segment commentary as additional perspective to the outlook change. Those changes are noted in bold. AWP is now anticipated to grow net sales for the full year at a slightly higher percentage, while we are moderating growth expectations for both MHPS and MP. In terms of operating margins, we are looking at slightly lower margins in both our Cranes and MHPS segments, as we believe underperformance in the first quarter for Cranes, and customer delays in MHPS will make it too difficult to achieve the overall range previously given despite both segments anticipating a stronger back half of 2014.

So to conclude on Page 12, AWP is expected to continue to perform well, both in terms of sales and margin opportunities. We continue to remain positive about the Construction, MHPS and MP segments responding to improving market conditions. We are encouraged by recent order trends in Cranes, but we would really like to see continued momentum. We continue to expect some acceleration in our EPS in the back half of the year as happened in 2013, and as such, we reiterate our EPS guidance of between $2.50 and $2.80 a share.

3